NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS FIRST-QUARTER 2008 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•	Effective May 1, 2008, Stratus entered into a joint venture with Canyon-Johnson Urban Fund II, L.P. for the development of the mixed-use Block 21 project in downtown Austin, Texas.
•	Two office buildings at 7500 Rialto Boulevard are now nearly fully leased, and completed initial retail buildings at Barton Creek Village began generating rental revenues in the first quarter of 2008.
•
Crestview Station project’s sale of multi-family and commercial properties resulted in Stratus receiving $2.6 million of cash distributions from this 50 percent-owned investment in the first quarter of 2008.

•	For the second quarter of 2008, Stratus’ scheduled real estate sales under existing homebuilder lot sale contracts include 17 lots in its Circle C community for $1.4 million.

	First Quarter
	2008	2007
	(In Thousands, Except
	Per Share Amounts)
Revenues	$5,067	$5,317
Operating (loss) income	(1,007)	703

Income from continuing operations	$89	$762
Loss from discontinued operations	-	(24)
Net income	$89	$738

Diluted net income per share of common stock:
Continuing operations	$0.01	$0.10
Discontinued operations	-	-
Diluted net income per share of common stock	$0.01	$0.10

Diluted weighted average shares of common stock outstanding	7,651	7,670

AUSTIN, TX, May 12, 2008 – Stratus Properties Inc. (NASDAQ: STRS) reported net income of $0.1 million, $0.01 per share, for the first quarter of 2008, compared to $0.7 million, $0.10 per share, for the first quarter of 2007.

Real Estate Revenues.  Property sales for the first quarters of 2008 and 2007 included the following (revenues in thousands):

	First Quarter
	2008			2007
	Lots	Revenues		Lots	Revenues
Residential Properties:
Barton Creek
Wimberly Lane Phase II
Standard Homebuilder Estate	1	$ 265	[a]	3	$ 523

Circle C
Meridian	33	2,229		28	1,816

Deerfield	21	1,410		15	1,004
Total Residential	55	$3,904		46	$3,343

a.	Includes $0.1 million for homebuilder contract termination fee.

Stratus also sold a five-acre tract at the Circle C community for $1.1 million during the first quarter of 2007.

Rental Income.  For the first quarter of 2008, Stratus earned $1.0 million in rental income, compared to $0.7 million for the 2007 period. The majority of Stratus’ rental income was from Stratus’ two 75,000-square-foot office buildings at 7500 Rialto Boulevard. As of March 31, 2008, the original office building was 97 percent leased and the second building was approximately 94 percent leased. Rental income increased in the first quarter of 2008, compared to the first quarter of 2007, primarily because of an approximate 50 percent increase in the occupancy of the second office building from first-quarter 2007. In addition, rental income for the first quarter of 2008 includes $0.1 million from the Barton Creek Village, which includes a retail building completed in second-quarter 2007 and a bank building completed in early 2008.

Equity in Unconsolidated Affiliate’s Income.  Stratus accounts for its 50 percent interest in its unconsolidated affiliate, Crestview Station, using the equity method. Crestview Station sold its multi-family property and commercial properties in first-quarter 2008, which resulted in Stratus’ equity in Crestview Station’s earnings totaling $0.6 million in first-quarter 2008.

Development Activities.  Block 21. In 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is planned for a mixture of hotel, residential, retail, office and entertainment uses. In December 2006, Stratus acquired the property for $15.1 million. Stratus has executed agreements with Starwood Hotels & Resorts Worldwide, Inc. for the development of a W Hotel and Residences on the site.

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In May 2007, Stratus announced its proposed partnership with Canyon-Johnson Urban Fund II, L.P. (Canyon-Johnson), a joint venture between the Los Angeles-based Canyon Capital Realty Advisors and Earvin "Magic" Johnson, for the development of Block 21. Stratus has begun the permitting process with the City of Austin and the grand opening for the onsite sales center was held in conjunction with the groundbreaking ceremony in October 2007.

Effective May 1, 2008, Stratus entered into a joint venture with Canyon-Johnson with respect to the development of Block 21, a 36-story mixed-used development anchored by a W Hotel & Residences. Stratus’ initial capital contribution to the joint venture consisted of the 1.76 acre tract of land known as Block 21 and the related property and development agreements.

In connection with the formation of the joint venture, Stratus received a capital contribution credit from Canyon-Johnson of approximately $32.2 million. Stratus is the manager of the joint venture and has a 40 percent interest in the joint venture. Canyon-Johnson has a 60 percent interest in the joint venture. Canyon-Johnson contributed initial capital and will contribute additional capital until certain capital contribution requirements are met. In the aggregate, Canyon-Johnson will contribute 60 percent of the joint venture’s required capital and Stratus will contribute 40 percent. The maximum capital contributions shall not exceed $52.0 million for Stratus and $73.7 million for Canyon-Johnson.

A Stratus subsidiary has been designated as the developer of Block 21 and will be paid a $6.0 million developer’s fee over the term of construction.

On May 2, 2008, the joint venture entered into a construction loan agreement with Corus Bank, N.A. to finance the construction of the Block 21 project. Pursuant to the construction loan agreement, the joint venture may borrow up to an aggregate of $165.0 million to fund the construction, development and marketing costs of the Block 21 project. Construction of the Block 21 project has commenced.

Lantana.  Lantana is a partially developed, mixed-use project with remaining entitlements for approximately 1.0 million square feet of office and retail use on 223 acres as of March 31, 2008. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus’ existing entitlements.

Calera.  During 2004, Stratus began construction of courtyard homes at Calera Court, the initial phase of the Calera subdivision, which will include 16 home sites on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons Golf Course, received final plat and construction permit approval in 2005. As of March 31, 2008, only eight lots remained unsold at Calera Drive. Construction of the final phase, known as Verano Drive, which will include 71 single-family lots, began in the first quarter of 2007 and was completed in early 2008.

Amarra Drive.  During 2007, Stratus completed development of Amarra Drive Phase I, the initial phase of the Amarra Drive subdivision. Amarra Drive Phase I includes eight lots with sizes ranging from approximately one to four acres, some of which are course-side lots on the Fazio Canyons Golf Course and others are secluded lots adjacent to the Nature Conservancy of Texas. In January 2008, Stratus commenced development of Amarra Drive Phase II, which will consist of 35 lots on 51 acres and two condominium tracts on 31 acres.

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Barton Creek Village.  In the second quarter of 2007, Stratus completed the first phase of the Barton Creek Village which includes a 22,000-square-foot retail building. In July 2007, Stratus began construction of a 3,300-square-foot bank building within this retail complex, and it was completed in early 2008. Construction of the second retail building will begin by the second half of 2008.

Wimberly Lane Phase II.  In 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. The homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit was applied against subsequent purchases of lots by the homebuilder after certain thresholds were achieved and was recognized as income as lots were sold. The average purchase price for each of the 41 lots was $150,400, subject to a six percent annual escalator commencing in December 2004. Stratus expects to sell the last lot in 2008.

Circle C Community. Stratus is developing the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement, as amended in 2004, permits development of 1.16 million square feet of commercial space, 504 multi-family units and 830 single family residential lots. Meridian is an 800-lot residential development at the Circle C community. In 2005, the first phase of construction commenced. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first and second phases each consisted of 134 lots. The first phase was substantially completed at the end of 2005. Development of the second phase was substantially completed in March 2006. Development of the 108-lot third phase of Meridian was completed in September 2007. The 118-lot fourth phase commenced in early 2008 and completion is expected by the end of 2008.

In 2006, Stratus signed another contract with a national homebuilder for 42 additional lots. Development of those lots commenced in April 2007 and substantial completion occurred in April 2008. Development of the final phase of Meridian, which consists of 57 one-acre lots, is expected to commence in late 2008.

Stratus estimates its sales in Meridian will total at least 17 lots for $1.4 million during the second quarter of 2008.

Crestview Station.  In 2005, Stratus formed a joint venture with Trammell Crow Central Texas Development Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. The property, known as Crestview Station, is a single-family, multi-family, retail and office development, which is located on the commuter rail line approved by City of Austin voters. With Trammell Crow, Stratus has completed environmental remediation and permitting of the property and is now proceeding with infrastructure development. In September 2007, the State of Texas certified that the remediation was complete.

Deerfield.  In 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. Stratus executed agreements with a national homebuilder, whereby the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million option payment was applied against subsequent purchases of lots by the homebuilder after certain thresholds were achieved and was recognized

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by Stratus as income as lots were sold. In 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. In January 2008, Stratus sold the final 21 lots for $1.4 million.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.
____________________________

CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at Block 21, the Lantana community, the Barton Creek community, the Circle C community and Crestview Station. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Real estate	$3,904	$4,426
Rental income	951	670
Commissions, management fees and other	212	221
Total revenues	5,067	5,317
Cost of sales:
Real estate, net	3,218 [a]	1,593 [a]
Rental	816	758
Depreciation	383	277
Total cost of sales	4,417	2,628
General and administrative expenses	1,657	1,986
Total costs and expenses	6,074	4,614
Operating (loss) income	(1,007)	703
Interest expense, net	(330)	(3)
Interest income	949	504
Equity in unconsolidated affiliate’s income	556	-
Income from continuing operations before income taxes	168	1,204
Provision for income taxes	(79)	(442)
Income from continuing operations	89	762
Loss from discontinued operations	-	(24)[b]
Net income	$89	$738

Basic net income per share of common stock:
Continuing operations	$0.01	$0.10
Discontinued operations	-	-
Basic net income per share of common stock	$0.01	$0.10

Diluted net income per share of common stock:
Continuing operations	$0.01	$0.10
Discontinued operations	-	-
Diluted net income per share of common stock	$0.01	$0.10

Weighted average shares of common stock outstanding:
Basic	7,567	7,549
Diluted	7,651	7,670

a.	Includes reductions for Barton Creek Municipal Utility District (MUD) reimbursements totaling $0.1 million in the first quarter of 2008 and $1.6 million in the first quarter of 2007.
b.	Relates to the operations of Escarpment Village, which Stratus sold on October 12, 2007.

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STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$37,730	$40,873
Restricted cash	111	112
Accounts receivable	1,202	2,315
Notes receivable from property sales	306	311
Deposits, prepaid expenses and other	45	79
Deferred tax asset	1,279	1,401
Total current assets	40,673	45,091
Real estate, commercial leasing assets and facilities, net:
Property held for sale – developed or under development	130,556	129,759
Property held for sale – undeveloped	16,644	16,523
Property held for use, net	25,246	24,421
Investment in unconsolidated affiliate	2,782	4,226
Deferred tax asset	5,653	5,534
Other assets	2,920	2,803
Total assets	$224,474	$228,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,825	$6,324
Accrued interest, property taxes and other	2,598	5,623
Current portion of long-term debt	267	242
Total current liabilities	8,690	12,189
Long-term debt	61,190	61,258
Other liabilities	2,296	2,510
Total liabilities	72,176	75,957

Stockholders’ equity:
Preferred stock	-	-
Common stock	82	81
Capital in excess of par value of common stock	196,554	195,898
Accumulated deficit	(29,211)	(29,300)
Common stock held in treasury	(15,127)	(14,279)
Total stockholders’ equity	152,298	152,400
Total liabilities and stockholders’ equity	$224,474	$228,357

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash flow from operating activities:
Net income	$89	$738
Adjustments to reconcile net income to net cash provided
by operating activities:
Loss from discontinued operations	-	24
Depreciation	383	277
Cost of real estate sold	2,741	2,610
Deferred income taxes	3	93
Stock-based compensation	242	527
Equity in unconsolidated affiliate’s income	(556)	-
Distribution of unconsolidated affiliate’s income	1,044	-
Deposits	(1,012)	(446)
Other	(131)	(24)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses and other	512	(135)
Accounts payable, accrued liabilities and other	(2,712)	(2,228)
Net cash provided by continuing operations	603	1,436
Net cash used in discontinued operations	-	(169)[a]
Net cash provided by operating activities	603	1,267

Cash flow from investing activities:
Purchases and development of real estate properties	(8,300)	(9,176)
Development of commercial leasing properties and other
expenditures	(273)	(93)
Municipal utility district reimbursements	3,753	2,000
Return of investment in unconsolidated affiliate	1,596	-
Net cash used in continuing operations	(3,224)	(7,269)
Net cash used in discontinued operations	-	(29)[a]
Net cash used in investing activities	(3,224)	(7,298)

Cash flow from financing activities:
Borrowings from revolving credit facility	-	10,950
Payments on revolving credit facility	-	(5,625)
Repayments on project loans	(43)	-
Net payments for exercised stock options	(291)	(38)
Excess tax benefit from exercised stock options	64	323
Purchases of Stratus common shares	(252)	(153)
Net cash (used in) provided by continuing operations	(522)	5,457
Net cash used in discontinued operations	-	(76)[a]
Net cash (used in) provided by financing activities	(522)	5,381
Net decrease in cash and cash equivalents	(3,143)	(650)
Cash and cash equivalents at beginning of year	40,873	1,839
Cash and cash equivalents at end of period	37,730	1,189
Less cash at discontinued operations	-	(276)[a]
Cash and cash equivalents at end of period	$37,730	$913

a.	Relates to Escarpment Village, which Stratus sold on October 12, 2007.

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